UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 27, 2009
KAYDON CORPORATION
(Exact name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-11333 (Commission File Number)	13-3186040 (I.R.S. Employer Identification No.)
315 East Eisenhower Parkway, Suite 300
Ann Arbor, Michigan 48108
(Address of principal executive offices)
(734) 747-7025
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Kaydon Corporation (“Kaydon”) reported on January 29, 2009 that Kenneth W. Crawford resigned his positions of Senior Vice President, Chief Financial Officer and Corporate Controller of Kaydon effective January 27, 2009. Following the effective date of his resignation, Mr. Crawford will continue to serve as Senior Vice President, Chief Accounting Officer of Kaydon for an interim period until June 30, 2009. After the interim period, Mr. Crawford’s employment with Kaydon will terminate and he will be engaged as a consultant for a term expiring January 5, 2012. Mr. Crawford’s continued service and consulting engagement will be subject to the terms and conditions set forth in an Employment Continuation, Consulting and Non-Compete Agreement entered into between Kaydon and Mr. Crawford dated January 27, 2009 (the “Crawford Agreement”). Pursuant to the Crawford Agreement, Mr. Crawford will receive base compensation of $20,833.33 per month during the interim period unless and until Kaydon appoints a replacement Chief Accounting Officer. If Kaydon appoints a Chief Accounting Officer during the interim period, Mr. Crawford’s base salary will decrease to $16,666.67 per month until June 30, 2009. The Amended Kaydon Corporation Change in Control Compensation Agreement between Kaydon and Mr. Crawford and all unvested stock option awards held by Mr. Crawford will terminate at the end of the interim period.
     Following the interim period, pursuant to the Crawford Agreement, Mr. Crawford will provide certain consulting services for Kaydon. From July 1, 2009 until January 5, 2011, Mr. Crawford will provide a minimum of 160 hours of service in each quarter-year period. In exchange, he will receive an annualized amount of $90,000 per year plus an additional $125 per hour worked for any consulting services provided in excess of 160 hours per quarter. After January 5, 2011 and until January 5, 2012, Mr. Crawford will provide up to 160 hours of services per quarter and will be paid $150 per hour of services provided. After the interim period, Kaydon will reimburse Mr. Crawford for expenses he incurs to continue his health insurance coverage under COBRA, and shares of restricted stock held by him will continue to vest until January 5, 2012. A copy of the Crawford Agreement is filed with this report as Exhibit 10.1 and is hereby incorporated by reference. The foregoing description of the Crawford Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement.
     Kaydon announced that Peter DeChants, the Senior Vice President, Corporate Development and Strategy and Treasurer of the Company, will become the Company’s Chief Financial Officer effective upon Mr. Crawford’s resignation. Other than as described herein, there have been no changes to Mr. DeChants’s biography included in Kaydon’s annual report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2008 or to Mr. DeChants’s compensation arrangements discussed in the proxy statement for Kaydon’s 2008 annual meeting filed with the SEC on April 4, 2008. Further, there are no transactions in which Mr. DeChants has an interest requiring disclosure under Item 404(a) of Regulation S-K.
     In connection with the above management changes, the Board of Directors of Kaydon also finalized the scope of the ongoing responsibility of John R. Emling in his capacity as Group President. As Group President, Mr. Emling is responsible for several business of Kaydon, including the Kaydon Custom Bearings, Sealing Products and Filtration operations. Mr. Emling no longer performs the more expansive duties as principal operating officer of Kaydon. No changes were made to his compensation or other employment terms with Kaydon.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits – The following exhibits are furnished as part of this current report on Form 8-K:

Exhibit No.	Description

10.1	Employment Continuation, Consulting and Non-Compete Agreement between Kaydon Corporation and Kenneth W. Crawford dated January 27, 2009

99.1	Press Release issued by Kaydon Corporation on January 29, 2009

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 29, 2009	KAYDON CORPORATION
	By:	/s/ Debra K. Crane
Debra K. Crane
Vice President, General Counsel and Secretary